Exhibit 99.1

CorEnergy Responds to EXXI Chapter 11 Announcement

FOR IMMEDIATE RELEASE

KANSAS CITY, Mo.— April 14, 2016 –Energy XXI Ltd and substantially all of its directly and indirectly owned subsidiaries (the “EXXI Debtor Group”) filed this morning a voluntary petition to reorganize, after reaching an agreement with certain creditors to provide support for a restructuring of its debt.

The bankruptcy filing of Energy XXI Ltd, the guarantor of the Grand Isle Gathering System Lease (the “GIGS Lease”), and its failure to make interest payments to its creditors within the applicable cure period, would have constituted defaults under the terms of the GIGS Lease. However, to facilitate post-filing financing arrangements between the EXXI Debtor Group and its lenders, CorEnergy provided a conditional waiver to certain remedies available to it as a result of these non-monetary defaults.

CorEnergy’s tenant under the GIGS Lease, Energy XXI GIGS Services, LLC (“GIGS Services”), has not filed for bankruptcy. Therefore, its obligations under the GIGS Lease are currently not subject to the proceedings affecting the EXXI Debtor Group. CorEnergy has not compromised any remedies available to it for any default by GIGS Services under the GIGS Lease.

“GIGS Services relies on our subsea pipeline and onshore facilities to provide critical transportation, storage and processing services for the EXXI Debtor Group,” said CorEnergy Chief Executive Officer, Dave Schulte. Regarding the waiver, Schulte commented, “As long as our tenant remains in compliance with our lease, including timely payment of rent, we intend for GIGS Services to maintain its operations of our asset.”

About CorEnergy Infrastructure Trust, Inc.

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns essential midstream and downstream energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We seek long-term contracted revenue from operators of our assets, primarily under triple net participating leases. For more information, please visit corenergy.corridortrust.com.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Lesley Robertshaw, 877-699-CORR (2677)
info@corridortrust.com

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